Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports Second Quarter 2018 Results

JOHANNESBURG, February 8, 2018 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the second quarter fiscal 2018.

•	Q2 2018 Revenue of $148 million, 2% lower in USD;

•	Q2 2018 FEPS of $0.39, including a $0.02 adverse impact for provisioning for South African loan book expansion;

•	International revenue from Masterpayment and Transact24, grew 37% in USD compared to Q2 2017.

Summary Financial Metrics

	Three months ended December 31,
			% change		% change
	2017	2016	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	148,416	151,433	(2%	)	(4%	)
GAAP net income	9,622	18,641	(48%	)	(49%	)
Fundamental net income (1)	22,405	22,648	(1%	)	(4%	)
GAAP earnings per share ($)	0.17	0.35	(52%	)	(53%	)
Fundamental earnings per share ($) (1)	0.39	0.43	(9%	)	(11%	)
Fully-diluted shares outstanding (‘000’s)	56,807	52,643	8%
Average period USD/ ZAR exchange rate	13.67	13.94	(2%	)

	Six months ended December 31,
			% change		% change
	2017	2016	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	300,974	307,066	(2%	)	(6%	)
GAAP net income	29,105	43,273	(33%	)	(36%	)
Fundamental net income (1)	46,875	48,392	(3%	)	(8%	)
GAAP earnings per share ($)	0.51	0.81	(37%	)	(40%	)
Fundamental earnings per share ($) (1)	0.83	0.91	(9%	)	(14%	)
Fully-diluted shares outstanding (‘000’s)	56,812	53,282	7%
Average period USD/ ZAR exchange rate	13.41	14.03	(4%	)

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q2 2018 and Q2 2017 results

•

Earnings and FEPS dilution impact from issue of additional shares of common stock: Our Q2 2018 fundamental earnings per share was impacted by the issuance of five million shares of our common stock in February 2017;

•

Favorable impact from the weakening of the U.S. dollar against South African Rand: The U.S. dollar depreciated by 2% against the ZAR and 6% against the KRW during Q2 2018, which positively impacted our reported results;

•

Growth in insurance and lending businesses: Volume growth and operating efficiencies in our insurance and lending businesses during Q2 2018 resulted in an improved contribution to our financial inclusion revenue and operating income. The significant growth in our South African lending book during December 2017 resulted in a substantial increase in the allowance for doubtful finance loans receivable, in accordance with our policy of providing for doubtful finance loans receivable at the time that a loan is originated;

•

Ongoing contributions from EasyPay Everywhere: EPE revenue and operating income growth was driven primarily by ongoing EPE adoption as we further expanded our customer base utilizing our ATM infrastructure;

•

Higher revenue from Masterpayment and new cryptocurrency processing customer: Masterpayment contributed higher revenues as a result of an increase in processing activities, particularly related to its cryptocurrency processing for Bitstamp launched in December 2017, as well as from its working capital financing and supply chain solutions;

•

Winding down of Mastertrading business and $7.8 million allowance for credit losses: We have determined to exit Masterpayment’s Mastertrading business following a re-evaluation of its operating performance and ongoing viability. During Q2 2018, we recorded an allowance for credit losses related to doubtful working capital finance receivables of $7.8 million. A valuation allowance has been provided for any potential tax benefit from this event as it is unlikely that this amount would be utilized for taxation purposes.

•

Regulatory changes in South Korea pertaining to fees on card transactions: The regulations governing the fees that may be charged on card transactions have adversely impacted our revenues and operating income in South Korea;

•

Lower net interest income resulting from investments in Cell C, DNI and Bank Frick: Interest income was $1.8 million lower as a result of cash utilized to purchase minority stakes in Cell C, DNI and Bank Frick, while interest expense increased due to the South African lending facility we obtained in August 2017 to partially fund our 15% investment in Cell C; and

•

Lower prepaid sales and ad hoc terminal sales: The number of transacting users purchasing prepaid products through our mobile channel decreased due to security features introduced in fiscal 2017. In addition, we had fewer ad hoc terminal sales.

“There have been a number of exciting developments at Net1 over the past few months. The establishment of a blockchain department at Bank Frick accelerates our ability to reposition our core UEPS solution at the forefront of offline and biometric blockchain technology. Meanwhile our financial inclusion initiatives in South Africa are starting to bear fruit with an acceleration of our EPE offering, continuing realization of certain synergies with Cell C and DNI, and the beta development of our new mobile banking product,” said Herman Kotzé, CEO of Net1. “We achieved all this despite considerable time and effort spent on restructuring of the group, closure of certain business lines, and addressing some of the challenges in South Africa,” he added.

“To reiterate from last quarter, we expect the funding of our Cell C and DNI investments to be dilutive to our fiscal 2018 fundamental earnings, partially offset by DNI’s equity-accounted earnings, but to be accretive on a combined basis from fiscal 2019. We therefore anticipate our fundamental earnings per share for fiscal 2018 to remain at least $1.61. Our guidance assumes no significant disruption in any of our key business units, a constant currency base of ZAR 13.62/ $1, a share count of 56.6 million shares, and a tax rate of between 34%-36%. For clarity, our guidance as always is on a constant currency basis and does not reflect the recent strengthening of the South African rand,” he concluded.

Mastertrading - Exit from Working Capital Financing and Supply Chain Solutions Business

During the second quarter of fiscal 2018, we re-evaluated the operating performance and ongoing viability of Masterpayment’s working capital financing and supply chain solutions offering and have determined to exit this portion of its business. While we believe we could scale this offering in the medium to long-term by focusing on customers and industries outside our initial target market, this standalone offering does not fit the International Payments Group strategy of providing payment solutions and working capital to small and medium-sized merchants. In order to focus on our stated international strategy, we have decided to wind-down the traditional working capital finance book issued to non-payment solutions customers. The working capital finance book comprises European and U.S. component of $35.8 million and $7.8 million; respectively. In January 2018, we entered into an arrangement with Bank Frick under which it purchased the European book from us at face value. We have created an allowance for doubtful finance loans receivable of $7.8 million related to the U.S. book as repayments have not been received as scheduled and we have not yet been able to negotiate a reasonable settlement plan with them.

Supplemental Presentation for Q2 2018 Results

A supplemental presentation for Q2 2018 will be posted to the Investor Relations page of our website – ir.net1.com one hour prior to our earnings call on Friday, February 9, 2018.

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

     South African transaction processing

Segment revenue was $64.1 million in Q2 2018, up 7% compared with Q2 2017 in USD, and 5% higher on a constant currency basis. The increase in segment revenue was primarily due to higher EPE transaction revenue as a result of increased usage of our ATMs, increased inter-segment transaction processing activities and a modest increase in the number of social welfare grants distributed. Operating income and margin decreased primarily due to an increase in inter-segment charges, the impact of annual salary increases granted to our South African employees in October 2017 and increases in goods and services purchased from third parties. These decreases were partially offset by the aforementioned increases in segment revenue. Our operating income margin for Q2 2018 and 2017 was 21% and 26%, respectively.

     International transaction processing

Segment revenue of $44.2 million was slightly higher during Q2 2018 compared with Q2 2017, primarily due to ongoing impact of regulatory changes in South Korea on KSNET’s revenue, largely offset by increased contributions from Masterpayment. Operating income and margin during Q2 2018 was lower due to an allowance for doubtful working capital finance receivable of $7.8 million, a decrease in revenue at KSNET and losses incurred by all other major contributors to the segment.

Operating income and margin for Q2 2017 was positively impacted by a refund of approximately $0.8 million that had been paid several years ago in connection with industry-wide litigation that has now been finalized. Operating (loss) income margin for Q2 2018 and 2017 was (11%) and 9%, respectively. Excluding the Mastertrading allowance for doubtful working capital finance receivables, segment operating income and margin were $2.8 million and 6% respectively.

     Financial inclusion and applied technologies

Segment revenue was $54.1 million in Q2 2018, down 9% compared with Q2 2017 in USD and down 10% on a constant currency basis. Financial inclusion and applied technologies revenue decreased primarily due to fewer prepaid airtime and other value added services sales, as well as lower ad hoc terminal sales, partially offset by increased volumes in our insurance businesses, and an increase in inter-segment revenues. Operating income was also impacted by these factors as well as an increase in the allowance for doubtful finance loans receivable resulting from a commensurate increase in our lending book in the last lending cycle of calendar 2017.

Operating income margin for the Financial inclusion and applied technologies segment was 24% during each of Q2 2018 and 2017, respectively, and was impacted by fewer low margin prepaid product sales, improved revenues from our insurance businesses and an increase in inter-segment revenues, offset by fewer ad hoc terminal and annual salary increases granted to our South African employees and the increase in the allowance for credit losses.

     Corporate/eliminations

Our corporate expenses have decreased primarily due to lower transaction-related expenditures, a $0.5 million gain related to the sale of XeoHealth, and lower executive compensation, which was partially offset by a modest increases in U.S. dollar denominated goods and services purchased from third parties and directors’ fees.

     Cash flow and liquidity

At December 31, 2017, our cash and cash equivalents were $64.9 million and comprised mainly KRW-denominated balances of KRW 28.1 billion ($24.4 million), ZAR-denominated balances of ZAR 272.0 million ($22.0 million), U.S. dollar-denominated balances of $11.4 million, and other currency deposits, primarily euros, of $7.1 million, all amounts translated at exchange rates applicable as of December 31, 2017. The decrease in our cash balances from June 30, 2017, was primarily due to our investments in DNI, Bank Frick, Cell C and a $9 million listed note, scheduled repayments of our South African long-term debt, unscheduled repayment of Korean debt in full, growth in our South African lending book, and capital expenditures, which was partially offset by cash generated by most of our core businesses.

Excluding the impact of interest received, interest paid under our Korean and South Africa debt and taxes, the decrease in operating cash flow relates primarily to the expansion of our South African lending book and weaker trading activity during fiscal 2018 compared to 2017, offset partially by the receipt of certain working capital loans outstanding. Capital expenditures for Q2 2018 and 2017 were $2.1 million and $3.1 million, respectively, and have decreased primarily due to the acquisition of fewer payment processing terminals in South Korea. We paid approximately $40.9 million for a 30% interest in Bank Frick and $9.0 million for a 7.625% interest in a listed note. Finally, we made an unscheduled $16.6 million repayment to settle our outstanding South Korean debt facility in full, made a scheduled South African debt facility payment of $14.3 million (ZAR 187.5 million) and repaid $11.4 million of our overdraft facilities.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

     Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges (reversals) and (3) unusual non-recurring items, including the amortization of South African and Korean debt facility fees and costs related to acquisitions and transactions consummated or ultimately not pursued. Fundamental net income and earnings per share for Q2 2018 also excluded non-recurring allowance for doubtful working capital finance receivables, the amortization of intangibles assets (net of deferred taxes) related to equity accounted investments, a gain realized on the sale of XeoHealth and the impact of changes in tax laws in the U.S. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

We provide earnings guidance only on a non-GAAP basis and do not provide a reconciliation of forward-looking fundamental earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, the amounts of which, based on past experience, could be material.

     Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the (profit) loss on sale of property, plant and equipment. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q2 2018 results on February 9, 2018, at 8:00 Eastern Time. To participate in the call, dial 1-508-924-4326 (US and Canada), 0-333-300-1418 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through March 3, 2018.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard, ChinaUnionPay, Alipay and WeChat in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

Media Relations Contact:
Bridget von Holdt
Business Director – Burson-Marsteller South Africa
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Six months ended
	December 31,		December 31,
	2017	2016	2017	2016
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$148,416	$151,433	$300,974	$307,066

EXPENSE

Cost of goods sold, IT processing, servicing and support	73,994	73,518	148,646	148,298

Selling, general and administration	49,392	41,703	93,326	80,171

Depreciation and amortization	8,723	10,623	17,689	20,827

OPERATING INCOME	16,307	25,589	41,313	57,770

INTEREST INCOME	4,705	5,061	9,749	9,365

INTEREST EXPENSE	2,325	510	4,446	1,306

INCOME BEFORE INCOME TAX EXPENSE	18,687	30,140	46,616	65,829

INCOME TAX EXPENSE	10,062	10,984	20,339	22,087

NET INCOME BEFORE EARNINGS FROM EQUITY-

ACCOUNTED INVESTMENTS	8,625	19,156	26,277	43,742

EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	1,354	74	3,429	733

NET INCOME	9,979	19,230	29,706	44,475

LESS NET INCOME ATTRIBUTABLE TO NON-

CONTROLLING INTEREST	357	589	601	1,202

NET INCOME ATTRIBUTABLE TO NET1	$9,622	$18,641	$29,105	$43,273

Net income per share, in U.S. dollars
Basic earnings attributable to Net1 shareholders	$0.17	$0.35	$0.51	$0.81
Diluted earnings attributable to Net1 shareholders	$0.17	$0.35	$0.51	$0.81

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	December 31,	June 30,
	2017	2017
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$64,896	$258,457
Pre-funded social welfare grants receivable	3,300	2,322
Accounts receivable, net of allowances of – December: $1,251; June: $1,255	128,543	111,429
Finance loans receivable, net of allowances of – December: $17,213; June: $7,469	105,697	80,177
Inventory	12,482	8,020
Deferred income taxes	-	5,330
Total current assets before settlement assets	314,918	465,735
Settlement assets	412,177	640,455
Total current assets	727,095	1,106,190
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of – December: $136,996; June: $120,212	32,852	39,411
EQUITY-ACCOUNTED INVESTMENTS	147,392	27,862
GOODWILL	199,495	188,833
INTANGIBLE ASSETS, net of accumulated amortization of – December: $121,766 ; June: $108,907	34,604	38,764
DEFERRED INCOME TAXES	3,342	-
OTHER LONG-TERM ASSETS, including reinsurance assets	225,463	49,696
TOTAL ASSETS	1,370,243	1,450,756
LIABILITIES
CURRENT LIABILITIES
Short-term credit facilities	35,553	16,579
Accounts payable	16,971	15,136
Other payables	39,168	34,799
Current portion of long-term borrowings	50,530	8,738
Income taxes payable	5,311	5,607
Total current liabilities before settlement obligations	147,533	80,859
Settlement obligations	412,177	640,455
Total current liabilities	559,710	721,314
DEFERRED INCOME TAXES	9,866	11,139
LONG-TERM BORROWINGS	19,867	7,501
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	2,449	2,795
TOTAL LIABILITIES	591,892	742,749
COMMITMENTS AND CONTINGENCIES
REDEEMABLE COMMON STOCK	107,672	107,672
EQUITY
COMMON STOCK Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - December: 56,832,370; June: 56,369,737	80	80
PREFERRED STOCK Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: December: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	274,961	273,733
TREASURY SHARES, AT COST: December: 24,891,292; June: 24,891,292	(286,951)	(286,951)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(123,359)	(162,569)
RETAINED EARNINGS	802,381	773,276
TOTAL NET1 EQUITY	667,112	597,569
NON-CONTROLLING INTEREST	3,567	2,766
TOTAL EQUITY	670,679	600,335

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,370,243	$1,450,756

(A) – Derived from audited financial statements
During Q2, 2018, we reclassified redeemable common stock out of total equity because redeemable common stock is required to be presented outside of permanent equity. We have restated these amounts in our unaudited condensed consolidated balance sheet as at June 30, 2017. Total equity has decreased by approximately $107.7 million and we have presented the approximately $107.7 million redeemable common stock outside of permanent equity. This reclassification has no impact on the Company’s previously reported consolidated income, comprehensive income or cash flows.

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Six months ended
	December 31,		December 31,
	2017	2016	2017	2016
	(In thousands)		(In thousands)
Cash flows from operating activities
Net income	$9,979	$19,230	$29,706	$44,475
Depreciation and amortization	8,723	10,623	17,689	20,827
Earnings from equity-accounted investments	(1,354)	(74)	(3,429)	(733)
Fair value adjustments	(372)	72	(281)	(11)
Interest payable	(159)	(23)	(247)	9
Facility fee amortized	214	31	347	67
Loss (Profit) on disposal of property, plant and equipment	16	(539)	121	(473)
Profit on disposal of business	(463)	-	(463)	-
Stock-based compensation charge (reversal), net	608	635	1,435	(689)
Dividends received from equity accounted investments	1,253	-	2,165	370
(Increase) Decrease in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	6,005	6,585	(33,136)	14,351
Increase in inventory	(2,322)	(3,481)	(3,848)	(3,585)
(Decrease) Increase in accounts payable and other payables	(481)	(5,940)	2,948	(2,900)
Decrease in taxes payable	(9,754)	(11,815)	(916)	(859)
Increase (Decrease) in deferred taxes	1,419	386	428	(1,246)
Net cash provided by operating activities	13,312	15,690	12,519	69,603

Cash flows from investing activities
Capital expenditures	(2,103)	(3,126)	(3,576)	(6,549)
Proceeds from disposal of property, plant and equipment	99	945	415	1,014
Investment in Cell C	-	-	(151,003)	-
Investment in equity of equity-accounted investments	(40,892)	-	(113,738)	-
Acquisition of held to maturity investment	(9,000)	-	(9,000)	-
Investment in MobiKwik	-	-	-	(15,347)
Loans to equity accounted investments		(10,044)		(10,044)
Acquisitions, net of cash acquired	-	(4,651)	-	(4,651)
Other investing activities	(154)	-	(154)	-
Net change in settlement assets	24,519	258,166	237,168	220,772
Net cash (used in) provided by investing activities	(27,531)	241,290	(39,888)	185,195

Cash flows from financing activities
Long-term borrowings utilized	-	-	95,431	247
Repayment of long-term borrowings	(30,881)	(1,824)	(45,141)	(28,493)
Proceeds from bank overdraft	690	-	32,570	-
Repayment of bank overdraft	(11,391)	-	(14,343)	-
Guarantee fee paid	-	(1,145)	(552)	(1,145)
Acquisition of treasury stock	-	-	-	(32,081)
Dividends paid to non-controlling interest	-	(58)	-	(613)
Net change in settlement obligations	(24,519)	(258,166)	(237,168)	(220,772)
Net cash used in financing activities	(66,101)	(261,193)	(169,203)	(282,857)

Effect of exchange rate changes on cash	6,857	(2,225)	3,011	3,306
Net decrease in cash, cash equivalents and restricted cash	(73,463)	(6,438)	(193,561)	(24,753)
Cash, cash equivalents and restricted cash – beginning of period	138,359	205,329	258,457	223,644
Cash, cash equivalents and restricted cash – end of period (1)	$64,896	$198,891	$64,896	$198,891

(1) Cash, cash equivalents and restricted cash as of December 31, 2016, includes restricted cash of approximately $43.7 million related to the guarantee issued by FirstRand Bank Limited (acting through its Rand Merchant Bank division). This cash was placed into an escrow account and was considered restricted as to use and therefore was classified as restricted cash. The restriction lapsed upon expiry of the guarantee.

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended December 31, 2017 and 2016 and September 30, 2017

								Change –
								constant
				Change - actual				exchange rate(1)
				Q2 ‘18		Q2 ‘18		Q2 ‘18		Q2 ‘18
Key segmental data, in ’000, except				vs		vs		vs		vs
margins	Q2 ‘18	Q2 ‘17	Q1 ‘18	Q2‘17		Q1 ‘18		Q2‘17		Q1 ‘18
Revenue:
South African transaction processing	$64,148	$59,862	$66,437	7%		(3%	)	5%		0%
International transaction processing	44,185	44,000	46,022	0%		(4%	)	(2%	)	(0%	)
Financial inclusion and applied technologies	54,131	59,258	54,313	(9%	)	(0%	)	(10%	)	3%
Subtotal: Operating segments	162,464	163,120	166,772	(0%	)	(3%	)	(2%	)	1%
Intersegment eliminations	(14,048)	(11,687)	(14,214)	20%		(1%	)	18%		3%
Consolidated revenue	$148,416	$151,433	$152,558	(2%	)	(3%	)	(4%	)	1%

Operating income (loss):
South African transaction processing	$13,470	$15,372	$12,332	(12%	)	9%		(14%	)	13%
International transaction processing	(4,991)	3,904	5,316	(228%	)	(194%	)	(225%	)	(197%	)
Financial inclusion and applied technologies	12,737	14,107	13,920	(10%	)	(8%	)	(11%	)	(5%	)
Subtotal: Operating segments	21,216	33,383	31,568	(36%	)	(33%	)	(38%	)	(30%	)
Corporate/Eliminations	(4,909)	(7,794)	(6,562)	(37%	)	(25%	)	(38%	)	(22%	)
Consolidated operating income	$16,307	$25,589	$25,006	(36%	)	(35%	)	(38%	)	(32%	)

Operating income margin (%)
South African transaction processing	21%	26%	19%
International transaction processing	(11% )	9%	12%
Financial inclusion and applied technologies	24%	24%	26%
Consolidated operating margin .	11%	17%	16%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the Q2 2018 also prevailed during Q2 2017 and Q1 2018.

Six months ended December 31, 2017 and 2016

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2018		F2018
			vs		vs
Key segmental data, in ’000, except margins	F2018	F2017	F2017		F2017
Revenue:
South African transaction processing	$130,585	$117,430	11%		6%
International transaction processing	90,207	90,190	0%		(4%	)
Financial inclusion and applied technologies	108,444	122,800	(12%	)	(16%	)
Subtotal: Operating segments	329,236	330,420	(0%	)	(5%	)
Intersegment eliminations	(28,262)	(23,354)	21%		16%
Consolidated revenue	$300,974	$307,066	(2%	)	(6%	)

Operating income:
South African transaction processing	$25,802	$28,920	(11%	)	(15%	)
International transaction processing	325	9,721	(97%	)	(97%	)
Financial inclusion and applied technologies	26,657	29,290	(9%	)	(13%	)
Subtotal: Operating segments	52,784	67,931	(22%	)	(26%	)
Corporate/Eliminations	(11,471)	(10,161)	13%		8%
Consolidated operating income	$41,313	$57,770	(28%	)	(32%	)

Operating income margin (%)
South African transaction processing	20%	25%
International transaction processing	0%	11%
Financial inclusion and applied technologies	25%	24%
Overall operating margin	14%	19%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first half of fiscal 2018 also prevailed during the first half of fiscal 2017.

Earnings from equity accounted investments:

The table below presents the relative earnings (loss) from our equity accounted investments:

			%			%
	Q2 2018	Q1 2017	change	F2018	F2017	change
DNI	$1,046	$-	nm	$1,911	$-	nm
Share of net income	1,832	-	nm	3,240	-	nm
Amortization of intangible assets, net of deferred tax	(786)	-	nm	(1,329)	-	nm
Bank Frick	322	-	nm	322	-	nm
Share of net income	487	-	nm	487	-	nm
Amortization of intangible assets, net of deferred tax	(165)	-	nm	(165)	-	nm
				1,101	930	18%
Other	(14)	74	(119%)	95	(197)	(148%)
Earnings from equity accounted investments	$1,354	$74	1,730%	$3,429	$733	368%

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended December 31, 2017 and 2016

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2017	2016	2017	2016	2017	2016	2017	2016

GAAP	9,622	18,641	0.17	0.35	131,510	259,920	2.31	4.95

Non-recurring Mastertrading allowance for doubtful accounts	7,803	-			106,647	-
Intangible asset amortization, net .	2,199	2,709			30,055	37,764
Intangible asset amortization, net related to equity accounted investments	951	-			10,701	-
Change in US tax rate	860				11,754
Transaction costs	611	1,246			8,351	17,373
Stock-based compensation charge	608	635			8,310	8,854
Profit on sale of Xeo	(463)				(6,328)
Facility fees for debt	214	31			2,925	432
Refund related to litigation finalized in Korea, net	-	(643)			-	(8,966)
US government investigations- related and US lawsuit expenses	-	29			-	404
Fundamental	22,405	22,648	0.39	0.43	303,925	315,781	5.34	6.01

Six months ended December 31, 2017 and 2016

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2017	2016	2017	2016	2017	2016	2017	2016

GAAP	29,105	43,273	0.51	0.81	390,375	607,084	6.88	11.42

Non-recurring Mastertrading allowance for doubtful accounts	7,803	-			104,659	-
Intangible asset amortization, net .	4,354	4,867			58,378	68,256
Transaction costs	1,940	1,488			26,021	20,875
Intangible asset amortization, net related to equity accounted investments	1,494	-			17,835	-
Stock-based compensation charge	1,435	(689)			19,247	(9,666)
Change in US tax rate	860	-			11,535	-
Profit on sale of Xeo	(463)	-			(6,210)	-
Facility fees for debt	347	67			4,654	940
Refund related to litigation finalized in Korea, net	-	(643)			-	(9,021)
US government investigations- related and US lawsuit expenses	-	29			-	407
Fundamental	46,875	48,392	0.83	0.91	626,494	678,875	11.04	12.77

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended December 31, 2017 and 2016

	2017	2016

Net income (USD’000)	9,622	18,641
Adjustments:
Profit on sale of business	(463)	-
Profit on sale of property, plant and equipment	16	(539)
Tax effects on above	(4)	151

Net income used to calculate headline earnings (USD’000)	9,171	18,253
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	56,755	52,521
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	56,807	52,643
Headline earnings per share:
Basic, in USD	0.16	0.35
Diluted, in USD	0.16	0.35

Six months ended December 31, 2017 and 2016

	2017	2016

Net income (USD’000)	29,105	43,273
Adjustments:
Profit on sale of business	(463)	-
Profit on sale of property, plant and equipment	16	(473)
Tax effects on above	(4)	132

Net income used to calculate headline earnings (USD’000)	28,654	42,932
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	56,762	53,176
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	56,812	53,282
Headline earnings per share:
Basic, in USD	0.50	0.81
Diluted, in USD	0.50	0.81

Calculation of the denominator for headline diluted earnings per share

	Q2 ‘18	Q2 ‘17	2018	2017

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	56,755	52,521	56,762	53,176
Effect of dilutive securities under GAAP	52	122	50	106
Denominator for headline diluted earnings per share	56,807	52,643	56,812	53,282

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.